Second Amended and Restated Schedule I
Dated as of December 10, 2008

to the

Amended and Restated Money Manager Agreement
Dated as of July 1, 2007
between
Marathon Asset Management, LLP and
TIFF Investment Program, Inc. for its TIFF Multi-Asset Fund

Pursuant to Section 11 of the Amended and Restated Money Manager Agreement between Marathon Asset Management, LLP (“Marathon”), and TIFF Investment Program, Inc. for its TIFF Multi-Asset Fund, dated as of July 1, 2007 (the “Agreement”), the parties hereto, intending to be legally bound, hereby agree that, effective as of December 10, 2008, or such later date as the parties may mutually agree, Schedule I of the Agreement shall be amended and replaced in its entirety with the Schedule I set forth below.

Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Schedule I
Fee Calculation

At or about October 31, 2008, the Fund placed additional assets with the Manager and the Manager agreed to provide investment management services with respect to such additional assets, which assets, together with the Fund’s assets managed by the Manager prior to the Effective Date (as defined below), constitute the Managed Assets.  Solely for purposes of calculating the fees payable to the Manager pursuant to this Amended and Restated Schedule I, the Managed Assets managed by the Manager prior to the Effective Date shall be referred to herein as Sub-Account I Managed Assets and the Managed Assets placed with the Manager on the Effective Date (and any additions thereto) shall be referred to herein as Sub-Account II Managed Assets.  Any Managed Assets that the Fund withdraws from the Manager after the Effective Date shall be withdrawn first from the Sub-Account II Managed Assets and after a complete withdrawal of Sub-Account II Managed Assets then from the Sub-Account I Managed Assets.  Any additional assets placed with the Manager after the Effective Date shall be added to Sub-Account II Managed Assets and shall be subject to the same fee schedule applicable to the Sub-Account II Managed Assets.

As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to the Agreement, the Fund will pay the Manager a fee with respect to the Sub-Account I Managed Assets and a fee with respect to the Sub-Account II Managed Assets, as set forth below.

Fee Calculation with respect to Sub-Account I Managed Assets:  With respect to the Sub-Account I Managed Assets, the Fund will pay to the Manager a fee applied to the average daily net assets of the Sub-Account I Managed Assets as provided in section 6(a) of the Agreement according to the following formula:

Fee = 40 basis points + [0.167 x (Excess Return – 140 basis points)] subject to a floor of 15 basis points and a cap of 160 basis points.

The Fund shall provide to the Manager each month the results of the average daily net assets calculation for the immediately preceding month and, unless promptly deemed unreasonable by the Manager, such average daily net assets shall be used for the purposes of calculating the fees with respect to Sub-Account I Managed Assets.  In the event that Marathon objects to the average daily net assets calculation, the parties agree to work together to determine the correct calculation.

Fee Calculation with respect to Sub-Account II Managed Assets:  With respect to the Sub-Account II Managed Assets, the Fund will pay to the Manager (i) an asset based fee (the “Investment Management Fee”) plus (ii) a performance based fee (the “Performance Based Fee”), each as described below.   For purposes of calculating the fees payable to the Manager with respect to the Sub-Account II Managed Assets, the provisions of section 6(a) of the Agreement shall not apply.

Definitions related to Fee Calculations with respect to Sub-Account II Managed Assets

Average Net Assets: The net asset value of the Sub-Account II Managed Assets shall initially be equal to the value of such assets placed with the Manager as of the close of the Fund’s business on the Effective Date, computed as described in the Funds’ Registration Statement, and shall thereafter be adjusted to reflect the daily change in the value of the Managed Assets and cash flows, if any, including withdrawals from or additions to Sub-Account II Managed Assets by the Fund and payment of the following expenses: the Investment Management Fee, the Performance Based Fee, custodian transaction charges, such legal costs and expenses paid directly by the Fund or reimbursed to the Manager (pursuant to section 6(b) of the Agreement as (i) “other costs of securities transactions to which the Fund is a party” and (ii) “non-recurring special out-of-pocket costs and expenses as may be authorized in advance by the Fund”) and incurred in association with the acquisition or disposition of securities for the Sub-Account II Managed Assets or the defense of legal rights with respect to securities in the Sub-Account II Managed Assets).  Average Net Assets means the average of the daily net asset values of the Sub-Account II Managed Assets for the applicable period.   The Fund shall provide to the Manager each month the results of the Average Net Assets calculation for the immediately preceding month and, unless promptly deemed unreasonable by the Manager, such Average Net Assets shall be used for the purposes of calculating the fees with respect to Sub-Account II Managed Assets.  In the event that Marathon objects to the Average Net Assets calculation, the parties agree to work together to determine the correct calculation.

Effective Date:  The Effective Date is October 31, 2008.

Excess Return: Excess Return is the arithmetic difference between the annualized performance of the Sub-Account II Managed Assets during the applicable period, calculated geometrically, and the annualized performance of the Morgan Stanley Capital International All Country World Index (net) during the same period, calculated geometrically.

Final Performance Period:  With respect to any withdrawal of Sub-Account II Managed Assets by the Fund during the Transitional Period, the Final Performance Period shall be the period commencing on the Effective Date through the date of the complete withdrawal of the Sub-Account II Managed Assets from the Manager.  With respect to any withdrawal of Sub-Account II Managed Assets by the Fund during the Post-Transitional Period, the Final Performance Period shall be the period that is 60 full calendar months prior to the date of the complete withdrawal of the Sub-Account II Managed Assets from the Manager plus the partial month through such withdrawal date.

Post-Transitional Period: The Post-Transitional Period shall commence on the first day of the month that immediately follows the last day of the Transitional Period.

Transitional Period:  The Transitional Period shall commence on the Effective Date and shall end on the last day of the calendar month in which a full 60 months of performance has been achieved.

Investment Management Fee with respect to Sub-Account II Managed Assets:  The Fund will pay the Manager an asset based fee of 35 basis points (0.35%) per annum, calculated monthly as of the last day of the calendar month based on the Average Net Assets of the Sub-Account II Managed Assets for the month to which the fee relates.  The Investment Management Fee will be paid by the tenth business day of the following month and will be pro-rated for any period that is less than a full calendar month.

Calculation and Payment of Performance Based Fee with respect to Sub-Account II Managed Assets:  For each period and upon a complete withdrawal of the Sub-Account II Managed Assets, the Performance Based Fee shall be the higher of zero and the amount determined using the applicable formula set forth below.  The Performance Based Fee shall be payable annually in arrears commencing in the month that follows the last calendar month in Period 1 (as defined below) and each year thereafter in the same calendar month of the year or, in the event of a complete withdrawal of Sub-Account II Managed Assets, in the month that follows such withdrawal.

Performance Based Fee with respect to Sub-Account II Managed Assets—Transitional Period:

Period 1 (commences on the Effective Date and ends on the last day of the 12th full calendar month after the Effective Date):  Period 1 Excess Return x 20% x Period 1 Average Net Assets.

Period 2 (commences on the Effective Date and ends on the last day of the 24th full calendar month after the Effective Date):  (2 x Period 2 Excess Return x 20% x Period 2 Average Net Assets) – Performance Based Fee paid to-date.

Period 3 (commences on the Effective Date and ends on the last day of the 36th full calendar month after the Effective Date):  (3 x Period 3 Excess Return x 20% x Period 3 Average Net Assets) – Performance Based Fee paid to-date.

Period 4 (commences on the Effective Date and ends on the last day of the 48th full calendar month after the Effective Date):  (4 x Period 4 Excess Return x 20% x Period 4 Average Net Assets) – Performance Based Fee paid to-date.

Period 5 (commences on the Effective Date and ends on the last day of the 60th full calendar month after the Effective Date):  (5 x Period 5 Excess Return x 20% x Period 5 Average Net Assets) – Performance Based Fee paid to-date.

Performance Based Fee with respect to Sub-Account II Managed Assets—Post-Transitional Period:

For each period: Excess Return for the 60 month period just ended x 20% x Average Net Assets for the 60 month period just ended.

Performance Based Fee with respect to Sub-Account II Managed Assets—At Complete Withdrawal of Sub-Account II Managed Assets

Final Performance Based Fee:  (Excess Return for the Final Performance Period x 20% x Average Net Assets for the Final Performance Period) x (the number of days since the end of the 60 month period to which last annual calculation of the Performance Based Fee related through the withdrawal date / 365); provided, however, that for any complete withdrawal of Sub-Account II Managed Assets during the Transitional Period, the Final Performance Based Fee shall be: (Excess Return for the Final Performance Period x 20% x Average Net Assets for the Final Performance Period) x (the number of days since the Effective Date through the withdrawal / 365).

Agreed and Accepted:	Agreed and Accepted:

TIFF Investment Program, Inc.	Marathon Asset Management, LLP
for its TIFF Multi-Asset Fund

By: /s/Tina M. Leiter	By: /s/ Neil Ostrer

Name: Tina M. Leiter	Name: Neil Ostrer
Title: Secretary	Title: Member